Exhibit 99.1
Investor Update
October 15, 2014

This investor update provides Spirit's guidance for the third quarter ending September 30, 2014 and full year ending December 31, 2014. All data is based on preliminary estimates.

Capacity - Available Seat Miles (ASMs)	1Q14A	2Q14A	3Q14A	4Q14E	FY2014E
Year-over-Year % Change	21.0%	17.2%	14.7%	19.0%	17.9%

	3Q14E			FY2014E

Operating Margin(1)	20.8%	-	21.2%	18.5%	-	19.5%

Passenger Segments Year-over-Year % Change	11.2%			15.0%	-	16.0%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM(1)	9.79	-	9.84	9.65	-	9.71
Less: Economic fuel expense per ASM(2)	3.88			3.74
Adjusted CASM ex-fuel(3)	5.91	-	5.96	5.91	-	5.97

Average Stage Length (miles)	964			981

Fuel Expense per Gallon ($)
Economic fuel cost(2)	3.13			3.05

Fuel gallons (thousands)	51,692			200,869

Selected Operating Expenses ($Millions)
Aircraft rent	$49			$195
Depreciation and amortization	$11			$47

Effective Tax Rate(4)	33.5%			36.0%

Wtd. Average Share Count (Millions)
Basic	72.8			72.7
Diluted	73.3			73.3

Capital Expenditures & Other Working Capital Requirements ($Millions)	Full Year 2014E
Aircraft purchase commitments(5)	$480
Capital expenditures(6)	68
Payments for heavy maintenance events(7)	62
Pre-delivery deposits for flight equipment, net of refunds	90
Pre-paid maintenance deposits, net of reimbursements	14

Fuel Hedges
Period	% of Est. Volume	Instrument	Avg. Price / Gallon

3Q14	50%	USGC Jet Call Options	$3.25
4Q14	50%	USGC Jet Call Options	$3.24
1Q15	10%	USGC Jet Call Options	$2.97

Footnotes

(1)
Excludes special items which include any unrealized gains and losses arising from mark-to-market adjustments to outstanding fuel derivatives, prior years’ additional FET amount of $9.3 million, estimated premium expense to be recognized related to outstanding fuel option contracts, loss on disposal of assets, and special charges or credits. Includes economic premium expense related to fuel option contracts in the period the option is benefiting.

(2)
Includes fuel taxes, into-plane fuel cost, and economic premium expense related to fuel option contracts in the period the option is benefiting. Excludes prior years’ additional FET amount of $9.3 million. Based on the jet fuel curve as of October 8, 2014.

(3)	Excludes all components of fuel expense, loss on disposal of assets, and special charges or credits.

(4)
The Company’s Effective Tax Rate is lower than previously expected primarily due to permanent foreign tax credits the Company was able to utilize during the period and true-ups to state income taxes based on changes to the geographic mix of our flying.

(5)
Includes amounts related to the 11 aircraft scheduled for delivery in 2014. The Company has sale and leaseback financing arrangements for 7 of the 2014 aircraft deliveries (4 of which have already been delivered) and has secured debt financing for the remainder of the 2014 aircraft deliveries. Amount does not include the proceeds from any aircraft financings.

(6)
Includes the purchase of a spare engine that is expected to be financed under a sale and leaseback transaction after delivery and estimated equity amounts related to financing four aircraft under secured debt arrangements.

(7)	Payments for heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the third quarter and full year 2014, including expectations regarding operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation, to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.